$3,000,000,000

For the Period: 7/17/2006 to 7/24/2006

Coupon	Interest		Maturity	Callable		Survivor’s Option	Price[1]	Yield[2]	Moody’s	S&P	CUSIP
6.350%	Monthly	(†)	9/15/31	9/15/11	(‡)	NO	100.00	6.435%	A2	A	78490FZC6

Settlement Date - Thursday, July 27, 2006

Pricing Supplement as of Monday, July 24, 2006

(†)	First Payment date 8/15/2006
(‡)	Callable at 100% beginning on the call date above and continuous thereafter with 10 NY business days notice.
[1]	Prices are quoted as a percentage of par.
[2]	If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

Current SLM EdNotes® issues do not include the Survivor’s Option feature. SLM will continue to honor the Survivor’s Option for all EdNotes® Issued prior to January 1, 2004

SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SLM Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.

All offerings are subject to prior sale.